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                                   EXHIBIT 99

               [FIRST FEDERAL FINANCIAL SERVICES CORP LETTERHEAD]



                                  NEWS RELEASE


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
James J. Little, President and Chief Operating Officer          FOR IMMEDIATE RELEASE
FirstFederal Financial Services Corp                            ---------------------
135 East Liberty Street
Wooster, OH 44691                                               February 2, 1998
Phone: (330) 264-8001

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                      FIRSTFEDERAL FINANCIAL SERVICES CORP
                 POSTS RECORD YEAR-END EARNINGS OF $14.4 MILLION

         FirstFederal Financial Services Corp (NASDAQ - FFSW; FFSWO) today announced record net earnings of $4.0 million, or $.65 per common share ($.51 diluted), and $14.4 million, or $2.59 per common share ($1.96 diluted), for the three and twelve month periods ended December 31, 1997, respectively. This compares favorably to $3.2 million, or $.60 per common share ($.45 diluted), and $9.9 million, or $1.82 per common share ($1.43 diluted) for the respective three and twelve month periods ended December 31, 1996. Excluding non-recurring charges recorded in the third quarter of both years, 1997 net earnings for the year were $15.4 million, or $2.79 per common share ($2.09 diluted) compared to 1996 net earnings of $12 million, or $2.31 per common share ($1.74 diluted).
Previously reported net earnings of $4.2 million or $.71 per common share ($.55 diluted) for the third quarter of 1997 have been restated to $3.2 million or $.52 per common share ($.42 diluted) to reflect Summit Bank N.A. (Summit) acquisition transaction costs of $1 million net of tax. These costs originally were not included in the Company's third quarter 1997 earnings as Summit had accrued for acquisition transaction costs in its second quarter prior to Summit's inclusion in the Company's consolidated earnings.

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         Increased earnings year-to-date in 1997 compared to 1996 reflects increases in net interest income of $5.0 million, higher manufactured housing income of $4.5 million and higher mortgage banking income of $3.1 million partially offset by an increase in non-interest expense of $8.3 million related to a higher volume of asset originations.

        Return on average assets (ROA) before non-recurring charges for the quarter and twelve months ended December 31, 1997 was 1.11 % and 1.22 % as compared to 1.15 % and 1.16 %, for the comparable periods of 1996, respectively.
Return on average shareholders' equity (ROE) before non-recurring charges for the quarter and twelve months ended December 31, 1997 was 15.47% and 16.19 % as compared to 14.72% and 14.72%, for the comparable periods in 1996, respectively.
The Company's ratio of shareholders' equity to total assets decreased from 7.89% at December 31, 1996 to 7.23% at December 31, 1997, reflecting asset growth and improved leverage in 1997.

        Net interest income increased $3.2 million to $9.5 million in the fourth quarter of 1997 from $6.3 million in the fourth quarter of 1996. This increase reflects growth in average loan and lease balances of $146.1 million and a $92.3 million increase in average securities balances for the three month period ended
December 31, 1997 from 1996. Loan and lease balances as of December 31, 1997 include $70.4 million and $27.1 million reflecting the acquisition of Summit and Alliance Corporate Resources, Inc. (ACR), respectively in the third quarter of 1997. The net interest margin of 2.62% for the year ended December 31, 1997 compares to 2.60% for 1996 and 2.61% for the third quarter of 1997. Yields on interest earning assets averaged 7.74% for the year ended December 31, 1997 compared to 7.50% for 1996 reflecting a favorable change in the mix of loans and leases to higher yielding assets and the acquisitions of Summit and ACR. The

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average cost of interest-bearing liabilities increased 18 basis points to 5.27 %
for the year ended December 31, 1997 compared to 5.09 % for the same period in 1996. This increase in cost of funds was primarily due to increased rates paid on borrowings, particularly the subordinated notes issued in March 1997.

         The provision for credit losses was $300,000 in the fourth quarter of 1997 and $90,000 in the fourth quarter of 1996. The increased provision was due primarily to the acquisition of Summit and a continuing increase in commercial and consumer loan originations which inherently have a higher risk level than residential mortgage loans. Net chargeoffs for the fourth quarter were .05% of average loans and leases, compared with .02% for the third quarter, and $14,000
(.00%) for the fourth quarter of 1996. Nonperforming assets as a percentage of total assets was .31% at December 31, 1997 and .39% at December 31, 1996.

         Non-interest income increased $2.4 million for the fourth quarter of 1997 versus fourth quarter 1996 reflecting an increase of $.4 million in mortgage banking fee income, $.9 million in customer service fee income and $.8 million in gains from security sales.

         Non-interest expense increased $3.7 million to $11.1 million for the quarter ended December 31, 1997 as compared to $7.4 million for the fourth quarter of 1996. The increase is comprised primarily of higher compensation expense ($1.8 million), increased occupancy costs ($.5 million) and additional operating costs ($1.4 million) from the increase in staff and facilities associated with the Company's investments in Summit, ACR, branch acquisitions and additional commercial and manufactured housing loan origination capacity.
While the dollar amount of non-interest expense has increased, FirstFederal's efficiency ratio remains fairly consistent at 56.96% for the fourth quarter of 1997 as compared to 56.67% for the same quarter in 1996.

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MATERIAL CHANGES IN FINANCIAL CONDITION
Certain material changes that have occurred in the Company's financial condition during 1997 are as follows ($000's):

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
                                                     DECEMBER 31  DECEMBER 31
                                                        1997         1996
                                                     ----------   ----------
Securities available for sale                        $  226,786   $  159,033
Retained interest                                        27,023        6,491
Net loans and leases                                  1,001,311      756,768
Goodwill                                                 32,062       10,572
Deposits                                                981,675      671,918


      Proceeds from the Company's $40.5 million subordinated debt issued in March 1997 and the $150.6 million Key Bank branch deposit acquisition in September 1997 were primarily used to reduce increased short-term borrowings in 1997 with remaining funds invested in securities to provide liquidity to fund loan and lease growth.

        Retained interest increased reflecting completion of three asset-backed securitizations (ABS) of manufactured housing loans in 1997 totaling $150 million.

        Net loans and leases increased $244.5 million comparing December 31, 1997 to 1996 reflecting $119.1 million from 1997 acquisitions ($66.3 million from Summit, $20.1 million from ACR, $8.1 million form Alpha Equipment Group, Inc. and $24.6 million from branch acquisitions) and net increases in commercial loans and leases of $47.3 million, a $72 million increase in manufactured housing finance contracts and a $37.1 million increase in consumer loans partially offset by a $31 million decrease in residential mortgage loans. Loan

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originations for 1997 of residential mortgage loans and manufactured housing finance contracts of $240.2 million and $310.3 million, respectively, compare to $368.5 million and $260.6 million for 1996, respectively.

         Goodwill increased reflecting the acquisition of seven branches in the third quarter of 1997 with deposits of $150.6 million and $24.6 million in loans.

         Deposits increased $309.8 million comparing December 31, 1997 to 1996 reflecting $223.4 million from acquisitions ($150.6 million from branch acquisitions and $72.8 million from Summit), a $50 million increase in brokered deposits and a net increase of $36.4 million in customer deposits.

         FirstFederal Financial Services Corp operates in two business segments: community banking and specialty finance. The community banking segment consists of Signal Bank, N.A. with 26 full service banking offices and 3 limited service facilities in North central Ohio, and Summit Bank with 2 offices in Summit County, Ohio. The specialty finance segment consists primarily of Mobile Consultants, Inc., a broker and servicer of manufactured housing finance contracts operating in 41 states.






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                           CONSOLIDATED FINANCIAL DATA
                                   (UNAUDITED)

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
BALANCE SHEET DATA:                                      QUARTERS ENDED DECEMBER 31          YEARS ENDED DECEMBER 31

($ IN THOUSANDS, EXCEPT PER SHARE DATA)                        1997         1996          1997          1996         1995
                                                          -----------   -----------   -----------   -----------   -----------
Total assets ..........................................   $ 1,457,415   $ 1,080,383   $ 1,457,415   $ 1,080,383   $   947,270
Net loans and leases ..................................     1,001,311       756,768     1,001,311       756,768       581,060
Deposits ..............................................       981,675       671,918       981,675       671,918       574,041
Borrowings, including advances ........................       347,243       312,413       347,243       312,413       286,726
Shareholders' equity ..................................       104,735        85,287       104,735        85,287        76,533

INCOME STATEMENT:
Interest income .......................................        26,193        19,440        90,093        73,559        64,922
Interest expense ......................................        16,692        13,168        59,550        48,048        41,046
Provision for credit losses ...........................           300            90           842           360          --
Net interest income after provision ...................         9,201         6,182        29,701        25,151        23,876
Non-interest income
   Manufactured housing income ........................         3,437         3,726        16,001        11,550          --
   Mortgage banking income ............................         1,688         1,283         5,168         2,024         2,183
   Other non-interest income ..........................         3,484         1,172         8,116         4,355         1,984
Non-interest expense ..................................        11,140         7,415        34,744        24,005        13,651
Non-recurring charges .................................          --            --           1,209         3,341          --
Income tax provision ..................................         2,687         1,783         8,584         5,884         4,946
Net earnings ..........................................   $     3,982   $     3,165   $    14,448   $     9,850   $     9,446
Net earnings applicable
to common stock .......................................   $     3,596   $     2,751   $    12,864   $     8,154   $     7,660

PER SHARE DATA:(1)
Net earnings per share including non-recurring charges
   - basic ............................................   $       .65   $       .60   $      2.59   $      1.82   $      1.85
   - diluted ..........................................           .51           .45          1.96          1.43          1.42
Net earnings per share before non-recurring charges (2)
   - basic ............................................   $       .65   $       .60   $      2.79   $      2.31   $      1.85
   - diluted ..........................................           .51           .45          2.09          1.74          1.42
Cash  earnings per share - diluted (3) ................           .60           .48          2.29          1.86          1.46
Dividends paid per common share(1) ....................           .11           .10           .43           .38           .34
PERFORMANCE RATIOS:(2)
Return on average assets ..............................          1.10%         1.15%         1.22%         1.16%         1.07%
Return on common shareholders' equity .................         15.47         14.72         16.19         14.72         12.90
Net interest margin ...................................          2.85          2.58          2.62          2.60          2.78
Efficiency ratio ......................................         56.96         56.67         55.07         53.54         50.61

ASSET QUALITY RATIOS:
ALLL to nonperforming assets ..........................        123.71         69.91        123.71         69.91        158.41
Total nonperforming assets to total assets ............           .31           .39           .31           .39           .20
Net charge-offs to average loans ......................           .05           .00           .10           .06           .04

CAPITAL RATIO:
Shareholders' equity to total assets ..................          7.23          7.89          7.23          7.89          8.08


(1) All per common share amounts have been restated to reflect stock dividends, stock splits and the application of FASB 128,
Earnings Per Share, which replaced the presentation of primary and fully diluted earnings per share with basic and diluted earnings per share.

(2) Non-recurring charges of $1.2 million ($1 million after tax) reflecting Summit acquisition costs included in the third quarter of 1997 and $3.3 million ($2.2 million after tax) included in the third quarter of 1996 for the one-time assessment for the re-capitalization of the Savings Association Insurance Fund (SAIF) have been excluded for comparative purposes from per share data and performance ratios shown above.

(3) Cash earnings per share excludes the after tax non-cash impact of amortization expense on goodwill and intangibles.
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